Exhibit 2.3

AMENDMENT NO. 2 TO
SHARE PURCHASE AGREEMENT
August 30, 2017
Datatec Limited, a public company organized and existing under the laws of the Republic of South Africa (“Parent”), Datatec PLC, a public limited company organized and existing under the laws of the United Kingdom, and a wholly-owned subsidiary of Parent (“UK Parent Subsidiary,” and together with Parent, the “Seller Entities”), and SYNNEX Corporation, a Delaware corporation (the “Purchaser”) agree to amend the Share Purchase Agreement, dated as of June 5, 2017 and as amended on July 22, 2017 (collectively, the “Agreement”), as follows:

1.    Capitalized terms not defined herein shall have the meanings given in the Agreement. Rules of interpretation and construction applicable to the Agreement shall apply to the interpretation of this Amendment No. 2 to Share Purchase Agreement (this “Amendment”).
2.    Schedule A of the Purchase Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto as Annex I.
3.    The first sentence in Section 2.01 is hereby deleted in its entirety and restated to read as follows:
“Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Entities shall sell to the Purchaser (or an Affiliate of the Purchaser), and the Purchaser (or an Affiliate of the Purchaser) shall purchase from the Seller Entities, (a) shares of the US Parent Subsidiary representing 100% of the issued and outstanding shares of US Parent Subsidiary as of the Closing Date, (b) shares of the SA Company representing 10% of the issued and outstanding shares of the SA Company as of the Closing Date, and (c) shares of the UK Subsidiary representing 10% of the issued and outstanding shares of the UK Subsidiary as of the Closing Date (the “Shares”), in each case after giving effect to the Internal Reorganization and simultaneously therewith, UK Parent Subsidiary shall acquire the Purchaser Common Stock (subject to Section 2.02(b)) (collectively, the “Transaction”).”
4.    Schedule E of the Purchase Agreement is hereby deleted in its entirety and replaced by Schedule E attached hereto as Annex II.

5.    Schedule H of the Purchase Agreement is hereby deleted in its entirety and replaced by Schedule H attached hereto as Annex III.

6.    Section 6.03(e) of the Purchase Agreement is hereby deleted in its entirety and replaced to read as follows:

“(e)    Contract Termination. (i) Each of the intercompany Contracts listed or described on Schedule G shall have been terminated, and the Seller Entities shall have delivered to Purchaser documentation satisfactory to Purchaser of such termination.”

7.    Section 5.14 of the Purchase Agreement is added to the Purchase Agreement to read as follows:

“Section 5.14    Intercompany Debt. Within (30) calendar days after the Closing, the Seller Entities shall prepare and deliver to the Purchaser a statement of all intercompany debt and trading accounts owing to or owing by the Company or any of the Target Subsidiaries as of the Closing Date (the “Intercompany Debt Statement”, and the “Closing Intercompany Debt”), which are listed or described on Schedule G as of February 28, 2017. The Purchaser shall make available to the Seller Entities all books and records of the Target Subsidiaries which the Seller Entities may request in order to prepare the Intercompany Debt Statement. The Purchaser shall provide to the Seller Entities any comments to the Intercompany Debt Statement within ten (10) calendar days of the delivery of the Intercompany Debt Statement (the “Intercompany Debt Statement Review”). The Seller Entities and the Purchaser shall then agree in good faith as to the final amount of the Intercompany Debt within ten (10) calendar days of the delivery of the Intercompany Debt Statement Review (the final determination of the Closing Intercompany Debt pursuant to this Section 5.14, the “Final Closing Intercompany Debt”). In the event the Seller Entities and the Purchaser cannot agree to the final amount of Closing Intercompany Debt within the ten (10) calendar day period provided for herein, the Seller Entities and the Purchaser agree to submit this dispute to an Independent Accountant and to follow the dispute resolution procedures provided for in Section 2.03(d) and 2.03(e) herein which shall apply mutatis mutandis to the provisions of this Section 5.14. The Final Closing Intercompany Debt, as determined by the Seller Entities and the Purchaser or the Independent Accountant, as applicable, shall be paid by the Seller Entities to the Purchaser, or by the Purchaser to the Seller Entities, as the case may be, within seven (7) calendar days of such final determination.

8.    All references to “this Agreement” in the Agreement, and any references to the Agreement in any other Ancillary Agreement, shall mean the Agreement as amended by this Amendment. References in the Agreement to provisions “herein” or attachments “hereto” shall include the provisions of this Amendment.
9.    This Amendment, together with the Agreement, the Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral among the parties hereto with respect to the subject matter hereof and thereof. Except as amended hereby, the Agreement remains in full force and effect.

10.    This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
11.    The provisions of Sections 8.12 and 8.13 of the Agreement shall apply to this Amendment, and all references in such sections to “this Agreement” shall mean “this Amendment”.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SYNNEX CORPORATION

By: /s/ Simon Y. Leung
Name: Simon Y. Leung
Title: General Counsel and Corporate Secrretary

DATATEC LIMITED

By: /s/ Ivan Dittrich
Name: Ivan Dittrich
Title: Chief Financial Officer

DATATEC PLC

By: /s/ Ivan Dittrich
Name: Ivan Dittrich
Title: Chief Financial Officer